Exhibit 10.1

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”), dated as of April 23, 2024, is by and between The Chemours Company (the “Company”), and Jonathan S. Lock (“Executive”). The Company and Executive are hereinafter referred to as the “Parties”.

WHEREAS, Executive has been employed by the Company as its Senior Vice President and Chief Financial Officer;

WHEREAS, the Company and Executive have mutually agreed that Executive will voluntarily resign from his roles as Senior Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company and Executive desire to set forth their respective rights and obligations in respect of Executive’s separation from the Company.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Resignations on Termination Date. Executive and the Company agree that, effective April 23, 2024 (the “Termination Date”), Executive shall resign from his positions as Senior Vice President and Chief Financial Officer of the Company and from any other positions held by Executive with the Company and its subsidiaries and affiliates, and Executive’s employment with the Company and all of its affiliates will permanently terminate on the Termination Date. Executive hereby agrees that no further action is required by Executive or any of the preceding to make the terminations provided for in this Section 1 effective, but Executive nonetheless agrees to execute (or to allow the Company’s officers to execute on Executive’s behalf) any additional documentation as may be requested by the Company in connection therewith and solely for the purpose of effectuating such resignations, and to not reassume any such service or position.

2. Separation Benefits. Subject to the terms of this Agreement and Executive’s execution of the release of claims in the form attached as Exhibit A to this Agreement (the “Release”) within twenty-one (21) calendar days following the Termination Date, and the non-revocation of the Release during the seven (7)-day period following execution of the Release, Executive shall be entitled to the following payments and benefits (collectively, the “Separation Benefits”): (a) subject to Executive’s timely election of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive shall receive an amount equal to $7,245.00 (equal to three (3) months of COBRA premiums for medical and dental coverage), paid in a lump sum as soon as practicable after the Release becomes effective, but no later than sixty (60) calendar days following the Termination Date; and (b) Executive’s vested stock options as of the Termination Date (as set forth on Schedule I to this Agreement) shall remain exercisable for three (3) years following the Termination Date (but no later than the remaining full term of any such option) in accordance with their terms and using the exercise methodologies available under the applicable award agreement and the Company’s standard practices (including via “net” exercise methods) as in effect from time to time, subject to

Executive’s refraining from engaging in the restricted conduct activities described under the section entitled “Restricted Conduct” in the applicable award agreement and complying with this Agreement; provided, however, that solely with respect to the non-competition covenant set forth in the equity award agreements, the restricted period shall be one (1) month from the Termination Date (as opposed to one (1) year). All of the unvested stock options and unvested restricted stock units granted to Executive and the performance stock units granted to Executive in 2021, 2022 and 2023, are forfeited in full immediately on the Termination Date for no consideration. In addition, the Executive will be paid or provided (i) all salary and wages due to Executive with respect to Executive’s services to the Company through the Termination Date, paid in accordance with the Company’s normal payroll practices, (ii) vested benefits under Company’s employee benefit plans in which Executive participated as of the Termination Date (including, without limitation, COBRA continuation coverage) in accordance with the terms thereof and any payment elections thereunder, and (iii) payment for his accrued and unused vacation days, to be paid in a lump sum as soon as practicable following the Termination Date.

3. Acknowledgements. Executive further agrees and acknowledges that (a) the Company has paid Executive all salary and wages due to Executive with respect to Executive’s services to the Company through the Termination Date (except as set forth in the last sentence of Section 2) and there are no other accrued but unpaid amounts to which Executive is entitled, (b) Executive is not otherwise eligible for or entitled to the Separation Benefits provided under Section 2, and such benefits are adequate and sufficient consideration in exchange for the Release, (c) Executive will not be entitled to a 2023 or 2024 annual cash incentive award, a 2024 equity or equity-based award or, other than the Separation Benefits, any compensation or benefits in connection with Executive’s termination, including severance, separation or termination pay or benefits under the Company’s Senior Executive Severance Plan or any other plan, program, policy or practice, (d) except as specifically provided above in clause (b) of Section 2 with respect to the vested stock options, all of Executive’s outstanding unvested equity and unvested equity-based awards will be irrevocably forfeited and cancelled for no consideration as of the Termination Date, and (e) Executive and any amounts or benefits previously paid or provided to Executive and the Separation Benefits remain subject to the terms of the applicable plans and award agreements (except as expressly modified by clause (b) of Section 2), all of the Company’s policies and procedures, including the Incentive Compensation Clawback Policy and the Company’s Incentive-Based Compensation Clawback Policy for Executive Officers.

4. Full Settlement; Cooperation; Indemnification; Return of Property.

a. Full Settlement. Except as expressly provided herein, Executive agrees that the Separation Benefits shall be in full satisfaction of any rights and benefits due to Executive upon a termination of Executive’s employment with the Company.

b. Cooperation. Executive agrees to continue to cooperate with the Company and its respective directors, officers, employees, attorneys and experts in connection with the Board’s continued review with respect to the Company’s accounting and, to the extent applicable, Executive’s conduct with respect to the same. Such cooperation and assistance shall include, but not be limited to, promptly providing information and documents and providing general cooperation to assist the Company. The Company will, to the extent feasible, use reasonable business efforts to provide Executive with reasonable notice in the event Executive’s assistance is required and to schedule any meetings and the timing of any document production in such manner as would not materially interfere with Executive’s other business and personal commitments. The Company will pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with the cooperation obligations hereunder, and such entitlement will in no way affect other rights that Executive has to be indemnified or advanced expenses under the “Indemnification Agreement” (as defined below) or the Company’s organizational documents.

c. Indemnification; D&O Coverage. The Company acknowledges that the Indemnification Agreement between Executive and the Company, dated as of February 23, 2023 (the “Indemnification Agreement”) and any similar rights under the Company’s organizational documents shall survive the Termination Date in accordance with the terms thereof. In addition, the Company shall continue to cover Executive under directors’ and officers’ liability insurance following the Termination Date in the same amount and to the same extent as the Company covers its other active officers and directors.

d. Return of Property. By signing this Agreement, Executive certifies that (i) he has returned to the Company all documents, materials, equipment, and devices in his possession, custody or control that are the property of the Company; (ii) after returning such property to the Company, Executive has not retained any copies of any confidential information and/or any other materials, documents and/or property belonging to the Company; and (iii) Executive has delivered to the Company all confidential information on his home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices; provided that, the foregoing shall not prohibit Executive and Executive’s counsel from retaining copies of paper or electronic documents that Executive provided to such counsel in his or her capacity as such, subject to (A) the Company separately having in its possession copies of such documents or having been provided with such documents (or, for any documents that Executive’s counsel reasonably determines in good faith constitute attorney work product or subject to attorney-client privilege protection, redacted copies thereof) prior to the Termination Date, and (B) Executive agreeing that, if requested by the Company or its counsel, Executive will instruct his counsel to destroy such documents in a manner that remains compliant with applicable legal obligations, if any. For the avoidance of doubt, the Company will cooperate with Executive to provide him with any personal files contained on Executive’s laptop computer, and the Company will not access folders (if any) on such laptop if labeled “attorney work product” (based on Executive’s representation that any such classification has been or will be reasonably determined in good faith by Executive’s counsel prior to the Termination Date). In addition, Executive will be permitted to retain copies of relevant benefit plan documents for benefit plans in which Executive participated as of the Termination Date.

e. Remedies. Material violations of this Agreement may result in the immediate forfeiture of any then-outstanding equity awards and entitle the Company to repayment by Executive of any benefits previously received in respect of the Separation Benefits, including any amounts received from the exercise of vested stock options addressed in Section 2 of this Agreement. Executive agrees that the foregoing will not invalidate this Agreement or the Release, and acknowledges that Executive will continue to be bound by the terms of this Agreement and the Release. Executive acknowledges that the Company may be irreparably injured by his violation of this Agreement and that in the event of any breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to seek: (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining Executive from any actual or threatened breach of this Agreement; (ii) damages, to partially offset the irreparable damage such a violation would cause; and (iii) attorneys’ fees and other costs incurred by the Company in obtaining such relief. Nothing in this Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of this Agreement and/or any other agreement Executive may have signed.

5. Tax Withholding. All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

6. Entire Agreement. This Agreement and the Release constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any and all prior agreements or understandings between the Parties arising out of or relating to Executive’s employment and the cessation thereof.

7. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Any disputes regarding this Agreement shall be brought only in the Delaware Chancery Court in Wilmington, Delaware or the U.S. District Court for the District of Delaware.

8. Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This Agreement shall not be assignable by Executive.

10. Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

11. Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Executive and the Company.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE CHEMOURS COMPANY

By:	/s/ Sean Keohane
Name: Sean Keohane
Title: Chair of Compensation and
Leadership Development Committee

/s/ Jonathan S. Lock
Jonathan S. Lock

[Signature Page to Separation and Release Agreement]

EXHIBIT A

THIS RELEASE (this “Release”) is entered into between Jonathan S. Lock (“Executive”) and The Chemours Company (the “Company”), for the benefit of the Company. Reference is made to the Separation and Release Agreement (the “Separation Agreement”), dated April 23, 2024, by and between the Company and Executive. Capitalized terms used and not defined herein shall have the meanings provided in the Separation Agreement. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the separation benefits described in Section 2 of the Separation Agreement (the “Separation Benefits”).

Accordingly, Executive and the Company agree as follows:

1. In consideration for the Separation Benefits, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a) Executive, for himself, his heirs, administrators, attorneys, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, and, in their official capacities as such, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights, causes of action, contracts, liabilities, agreements, promises, torts, rights, up to and including the date of this Release, arising from or relating to Executive’s employment with (including service as a director), or termination of employment from (including termination of service as a director), the Company and its subsidiaries and affiliates, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses in connection with Executive’s service as a director of the Company and Executive’s employment and termination of employment with the Company and its subsidiaries, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act of 1963, the Fair Labor Standards Act, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, and the Worker Adjustment and Retraining Notification Act of 1988, as amended. Nothing contained herein shall restrict the Parties’ rights to enforce the terms of this Release.

(b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c) This Release does not waive rights or claims with respect to (i) Executive’s rights to the Separation Benefits, (ii) Executive’s rights as a stockholder of the Company, (iii) claims which may not be released under applicable law, (iv) Executive’s rights to accrued but unpaid salary or paid time off accrued through the Termination Date and any vested benefits under the Company’s Retirement Savings Restoration Plan (401(k)) and Management Deferred Compensation Plan (v) continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, (vi) any unreimbursed reimbursable business expenses, (vii) any rights under this Separation Agreement or the Indemnification Agreement and any similar rights under the Company’s organizational documents, and (viii) any claims that may arise after the date this Release is executed. Nothing contained in this Release shall release Executive from his obligations under the Separation Agreement or any other agreement between Executive and the Company (including the obligations under the heading entitled “Restricted Conduct” in each applicable equity award agreement (as modified by Section 2 of the Separation Agreement) that continue or are to be performed following Executive’s termination of employment with the Company, and Executive acknowledges that the Company will have available to it all remedies under the Separation Agreement and at law and at equity, including injunctive relief, in the event that Executive breaches any of his obligations under the Separation Agreement, any other agreement between Executive and the Company or this Release. The covenants, representations and acknowledgments made by Executive in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefits, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions.

(d) The Parties agree that the Separation Agreement and this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the Parties agree that the Separation Agreement and this Release shall not be interpreted to prohibit or restrict Executive from filing a charge or initiating communications directly with or responding to any inquiry from or participating in (including providing testimony for) an investigation or proceeding conducted by the EEOC, the Securities and Exchange Commission (“SEC”) or other government agency or making other disclosures that are protected under whistleblower provisions of federal law or regulation (including Section 21F of the Securities Exchange Act of 1934 and the regulations promulgated thereunder) or limit Executive’s right to receive an award for information provided to the SEC or any other securities regulatory agency, in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so. The Parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive acknowledges that he has entered into this Release, knowingly, freely and voluntarily. Executive understands that he may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by Kristine M. Wellman at the Company, 1007 Market Street, C-51, Wilmington, DE 19801, within the time period set forth above.

2. This Release covers both claims that Executive knows about and those Executive may not know about. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of Executive’s release of unknown claims and Executive’s waiver of statutory protection against a release of unknown claims.

3. This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

4. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the Separation Benefits.

Date: April 23, 2024	/s/ Jonathan S. Lock
Jonathan S. Lock

THE CHEMOURS COMPANY

Date: April 23, 2024	By:	/s/ Sean Keohane
	Name:	Sean Keohane
	Title:	Chair of Compensation and Leadership Development Committee

[Signature Page to Release]

Schedule I

Grant Date	# of Shares Subject to Vested Stock Options	Exercise Price	Treatment
Vested Stock Options
5/1/2018	9,713	$48.25	Vested options exercisable for three years after termination date (but not later than the expiration date)
3/1/2019	5,574	$38.02
6/3/2019	14,858	$21.96
3/2/2020	22,459	$14.43
3/1/2021	20,449	$24.01
3/1/2022	11,459	$25.98
3/1/2023	2,306	$34.84
3/1/2023	2,366	$38.32